EXHIBIT 10.1
AMENDMENT TO THE
MID-AMERICA APARTMENT COMMUNITIES, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
FOR OUTSIDE COMPANY DIRECTORS

WHEREAS, Mid-America Apartment Communities, Inc. (“MAC”) maintains the Mid-America Apartment Communities, Inc. Non-Qualified Deferred Compensation Plan for Outside Company Directors (the “Plan”); and

WHEREAS, the Plan was previously amended and restated, effective January 1, 2005, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, MAC desires to further amend the Plan (i) to incorporate additional changes required by Section 409A of the Code and the regulations promulgated thereunder and (ii) to permit eligible outside directors to elect Deferred Stock Awards in lieu of Restricted Stock Awards under the Mid-America Apartment Communities, Inc. 2004 Stock Plan (the “Stock Plan”).

NOW THEREFORE, effective August 22, 2006, MAC hereby amends the Plan as follows:

1. The last sentence of the “Purpose of Plan” provision of the Plan is amended to read as follows:

The purpose of this Plan is (i) to enable eligible company directors to defer current taxation on all or a designated portion of their director’s fees that would otherwise be paid to them currently in the form of cash compensation and (ii) to permit eligible company directors to elect “Deferred Stock Awards” in lieu of Restricted Stock Awards under the Mid-America Apartment Communities, Inc. 2004 Stock Plan (the “Stock Plan”). Capitalized terms used herein, but not otherwise defined in the Plan shall have the meanings as defined in the Stock Plan.

2. Section 1 of the “Benefits” provision of the Plan is amended to read as follows:

1(a).
Deferred Compensation Contributions: Eligible directors may elect to defer all or any portion (in multiples of 25%) of the director’s fees otherwise payable in cash each year. Such election must be made on forms supplied by MAC on or before the dates enumerated in section 2 below. The amounts deferred by a director shall be credited to the director’s deferred compensation account, which shall be segregated from other accounts on the books and records of MAC, but which shall be part of the general assets of MAC and shall be subject to the claims of MAC’s general creditors. The director shall be given the status of general creditor of MAC with respect to their deferred compensation account.

1(b).
Deferred Stock Awards: Eligible directors may elect Deferred Stock Awards in lieu of Restricted Stock Awards that the director may otherwise be entitled to each year under the Stock Plan. For this purpose, a Deferred Stock Award shall mean an award, grant or issuance of Common Stock of the Company pursuant to the Compensation Committee’s authority and discretion as set forth in Section 8 of the Stock Plan that may be deferred at the election of the director until such time as the individual ceases to be a director. Such Deferred Stock Awards shall be subject to such conditions and restrictions, if any, as may be established by the Compensation Committee, in the Award Agreement (hereinafter, the “Deferred Stock Award Agreement”) executed by the director.

3. Section 2 of the “Benefits” provision of the Plan is amended to read as follows:

2.
When Deferral Election Must be Made The election to (i) defer compensation, (ii) to change the amount of compensation to be deferred or (iii) to elect Deferred Stock Awards must be made no later than the dates specified in Section 409A of the Code and the regulations promulgated thereunder as follows:

The election to defer compensation for services performed during a taxable year or to elect Deferred Stock Awards must be made no later than the close of the preceding tax year or such other time as provided in regulations promulgated under Section 409A of the Code.

In the case of the first year in which a director becomes eligible to participate in the Plan, such elections may be made with respect to services to be performed subsequent to the election within 30 days after the date the director becomes eligible to participate in such Plan.

4. Section 3 of the “Benefits” provision of the Plan is amended to read as follows:

3.
Crediting of Plan Earnings on Deferred Compensation Contributions: Immediately following each regularly scheduled Board of Directors meeting, MAC will credit the deferred compensation account with the accumulated cash fees owed to the directors participating in the Plan since the previous regularly scheduled Board of Directors meeting. MAC shall not be liable for, and it makes no warranty with respect to, the results of said investments. It is expressly understood that all assets in these accounts shall at all times remain the unrestricted property of MAC and shall not be held in trust for the directors nor shall any such asset be deemed collateral security for the performance of the obligations of MAC. MAC may invest contributions only in the common stock of Mid-America Apartment Communities, Inc. (NYSE: MAA). Each director participating in the Plan will receive annual statements reflecting the value of his or her accounts as reflected on MAC’s records.

5. Section 4 of the “Benefits” provision of the Plan is amended to read as follows:

4.
When Benefits Become Payable: The director or his beneficiary designated in writing by the director shall begin receiving distributions from his deferred compensation accounts under the Plan on the 90th day following the end of the calendar year in which the individual ceases to be a director of MAC. The vesting and exercise date of the director’s Deferred Stock Awards shall be governed by the Deferred Stock Award Agreement executed by the director.

6. Section 5 of the “Benefits” provision of the Plan is amended to read as follows:

5.	Payment of Deferred Compensation Contributions: At the time benefits from the director’s deferred compensation account begin as described above, the amount of benefits will be calculated as follows:

Cash Payout: For a cash payout, the value of the director’s deferred compensation account shall be valued as of December 31 immediately preceding the date payments begin, and such amount shall be paid to the director in 2 equal annual installments. The second and final payment shall include the value of dividend reinvestment shares generated from the unpaid balance then due.

Stock Payout: For a stock payout, shares of common stock shall be issued to the director in two equal annual issuances. Half of the shares of common stock attributed to the director as of December 31 immediately preceding the date issuances begin shall be issued to the director in the first issuance. The second and final issuance shall include any dividend reinvestment shares which accumulated between the first issuance and the second and final issuance.

7. A new Section 6 is added to the “Benefits” provision of the Plan which shall read as follows:

6.	Payment of Deferred Stock Awards: The exercise and payment of Deferred Stock Awards shall be governed by the Deferred Stock Award Agreement executed by the director.

8. The following new sentence is added to the end of the “Amendment and Termination of Plan” provision of the Plan:

Any amendment or termination of the Plan and any payments made in connection with such amendment or termination must be made in compliance with Section 409A of the Code and the regulations promulgated thereunder.

IN WITNESS WHEREOF, MAC has caused this Amendment to the Mid-America Apartment Communities, Inc. Non-Qualified Deferred Compensation Plan for Outside Company Directors to be executed on this 22nd day of August, 2006, by the person named below, to be effective as of August 22, 2006.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:    /s/Simon R.C. Wadsworth
    Simon R.C. Wadsworth
    Executive Vice President, Chief Financial Officer